Exhibit 99.1
FOR IMMEDIATE RELEASE
Press Contact:
Siobhan MacDermott
McAfee, Inc.
Siobhan_macdermott@mcafee.com
(408) 346-3783 office
(415) 299-2945 mobile

Investor Contact:
Kelsey Doherty
Kelsey_doherty@mcafee.com
(646) 728-1494 office
(917) 842-0334 mobile
MCAFEE, INC. ANNOUNCES SETTLEMENT OF UNITED STATES SECURITIES AND EXCHANGE COMMISSION INVESTIGATION AND CHARGES
SANTA CLARA, Calif., January 04, 2006 — McAfee, Inc. (NYSE: MFE), the leader in Intrusion Prevention and Security Risk Management, today announced that it has reached a settlement agreement with the Securities and Exchange Commission (SEC) resolving charges filed today against the Company in connection with the SEC’s investigation of the results of the Company. The Company had announced in March 2002 that the SEC had begun a formal investigation in connection with its results in the year 2000 and prior periods.
Under the settlement, McAfee has agreed, without admitting or denying any wrongdoing, not to violate in the future provisions of the United States securities laws. The settlement does not require additional restatement of the Company’s results.
The settlement also requires the Company to:
•	Pay a $50 million penalty, a portion of which may be designated for use for a Fair Fund, as authorized under the Sarbanes-Oxley Act;

•	Appoint an independent consultant, acceptable to the SEC staff, who — within six months of appointment — will conduct a one-time, comprehensive review of the Company’s practices, procedures and policies regarding revenue and expense recognition and certain related accounting matters, its internal accounting and financial reporting controls and its internal auditing policies and practices and provide recommendations to the Board of Directors of the Company regarding such matters.

•	Expand the Company’s pre-existing Ethics First program to permit customers, distributors, resellers and suppliers to report suspected inappropriate, unlawful or unethical behavior through its anonymous ethics hotline.

     As previously announced, McAfee recorded a charge of $50 million in the quarter ending September 30, 2005, in connection with the penalty to be paid to the SEC.
     “The Board and the entire McAfee team are dedicated to continuing the important task of creating a corporate culture of ethics and compliance which permeates all of our relationships,” said George Samenuk, chairman of the board and chief executive officer of McAfee, Inc. “We are pleased to be able to reach this settlement and will take this opportunity to reinforce and further institutionalize the strong message of putting Ethics First, which I have made the hallmark of McAfee since joining in January 2001.”
About McAfee, Inc.
McAfee, Inc., headquartered in Santa Clara, California, and the global leader in Intrusion Prevention and Security Risk Management, delivers proactive and proven solutions and service s that secure systems and networks around the world. With its unmatched security expertise and commitment to innovation, McAfee empowers home users, businesses, the public sector, and service providers with the ability to block attacks, prevent disruptions, and continuously track and improve their security. www.mcafee.com.
# # #
NOTE: McAfee and VirusScan are registered trademarks or trademarks of McAfee, Inc. and/or its affiliates in the US and/or other countries. The color red in connection with security is distinctive of McAfee brand products. All other registered and unregistered trademarks herein are the sole property of their respective owners. © 2006 McAfee, Inc. All Rights Reserved.